Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Amendment No.4 to Registration Statement on the Form F-1 (No.333-285196) of Dalu International Group Limited and its subsidiaries (collectively the “Company”) of our report dated on December 27, 2024 (except for the effects of the issuance of ordinary shares to all existing shareholders on a pro rata basis disclosed in Note 1, Note 3, Note 10 and Note 15 as to which the date is February 25, 2025), relating to the consolidated financial statements and accompanying notes of the Company.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ ZH CPA, LLC

Denver, Colorado

May 13, 2025